Exhibit 10.12

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

LOS ANGELES BRANCH

CALIFORNIA

BANK TRANSACTION AGREEMENT

OF

SiTime Corporation

BANK TRANSACTION AGREEMENT

This BANK TRANSACTION AGREEMENT (“Agreement”) is made and dated as of August 31st, 2015, by and between Si Time Corporation (“Borrower”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (“Bank”).

RECITALS

A.    Borrower has entered into and/or desires to enter into various bank transactions with Bank including without limitation the borrowing of funds (each a “Loan” and, collectively, the “Loans”).

B.    Bank is willing to transact business with Borrower provided that Borrower agrees to the terms and conditions contained herein with respect to all transactions it enters with Bank.

NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS. The following terms used in this Agreement shall have the following meanings unless the context otherwise requires.

“Anti-Corruption Laws” mean all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practice Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

“Anti-Terrorism Laws” mean any United States or other laws relating to economic or trade sanctions, terrorism or money laundering, including the U.S. Executive Order no. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the applicable laws administered by Office of Foreign Assets Control of the United States Department of the Treasury, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707), and including laws, regulations, executive orders or sanctions relating to restrictive measures against the Republic of Iran.

“Environmental Laws” mean any and all laws, rules, rules of common law, judgments, orders, regulations, directives, statutes, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability of standards of conduct concerning protection of human health or safety or the environment now or in the future in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning provided for in Paragraph 6.1.

“Governmental Body” means any court, department, commission, board, bureau, agency, public authority or instrumentality of the United States or any country, any state or any political subdivision thereof.

“Parent” means any Person or entity that (a) owns, directly or indirectly, 50% or more of Borrower’s capital stock or other equity interest or ownership and/or (b) has provided to Bank any guaranty, letter of undertaking, letter of awareness, comfort letter, support letter, letter of intent to guaranty or comparable document (each a “Credit Instrument”).

“Person” means an individual, a partnership, a limited liability company, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of any type whatsoever, or any Governmental Body.

“Property” means all types of real or personal property, including without limitation, tangible, intangible or mixed property.

2.    THE APPLICABLE TRANSACTIONS.

2.1.    Terms of Transactions. This Agreement shall be applicable to all transactions between Bank and Borrower and to all conduct of or incident between Bank and Borrower relating to any such transactions unless otherwise specifically stated or superseded. Subject to the terms and conditions hereof, the Bank may, in its sole discretion, enter into transactions with Borrower upon mutually agreeable terms and conditions as more particularly described in agreements, instruments and/or other documents to be executed by Borrower (singularly and collectively, “Document”)

2.2.    Security Interest.

(a) Upon the determination by Bank in its prior consultation with Borrower that collateral, additional collateral, guarantee or additional guarantee is necessary to preserve Bank’s rights as against the Loans, Borrower shall furnish to Bank such collateral or additional collateral or such guarantee or additional guarantees as may be required by Bank. Borrower agrees to promptly execute and deliver to Bank, if so requested by Bank in its prior consultation with Borrower, any and all additional instruments, including but not limited to the Security Agreement and Deposit Control Agreement, to perfect Bank’s security interest in Borrower’s demand, time, savings, passbook, money market, certificate of deposit or any other similar account or any securities account (“Account”) established at MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.) a subsidiary of Bank (“UB”), or any other financial institution.

(b)    Any collateral (excepting any California real property) which has been or shall be furnished to Bank by Borrower as collateral for any of the Loans shall constitute collateral that covers and secures not only such Loan, but also any and all other Loans which Borrower owes, or in the future may owe, Bank.

2.3.    Indemnification. Borrower hereby agrees to indemnify and hold Bank free and harmless from all losses, costs and expenses which Bank may incur, including those associated with or arising under or caused by terminating any interest rate, credit and/or currency swaps or hedging agreement or similar arrangements, including those between one branch or office of Bank and another such branch or office, to the extent not mitigated by the redeployment of deposits or other funds, as a result of (a) a default by Borrower in payment when due of the principal of or interest on any Loan, (b) Borrower’s failure (other than due solely to a failure attributable to a default by Bank) to make a borrowing or continuation with respect to any Loan after making a request therefor, (c) a prepayment (whether mandatory or otherwise), of any Loan before a scheduled payment date for interest or principal, and (d) any default by Borrower under this Agreement or any demand for payment of any Loan by Bank permitted hereunder or under any Document.

2.4.    Charges; Legal Restrictions. If any present or future applicable law, rule or regulation or any change therein or in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof or compliance by Bank with any request or directive of any such authority, central bank or comparable agency, whether or not having the force of law, results in an increase of the cost to Bank of making, renewing or maintaining any Loan, or reduce the amount of any sum receivable by Bank under any Loan, in the reasonable judgment of Bank, then upon demand by Bank, Borrower agrees to pay to Bank such additional amount or amounts as would compensate Bank for such increased cost or reduction. Bank’s computation of such amount or amounts shall be binding on Borrower absent manifest error.

2.5.    Capital Adequacy. In the event that compliance by Bank with any present or future applicable law or governmental rule, requirement, regulation, guideline or order (whether or not having the force of law) regarding capital adequacy has the effect of reducing the rate of return on Bank’s capital as a consequence of its commitment to make, or the making or maintaining of, any Loan hereunder to a level below that which Bank would have achieved but for such compliance (taking into consideration Bank’s policies with respect to capital adequacy), then, from time to time, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank’s computation of such amount of amounts shall be binding on Borrower absent manifest error.

2.6.    Debit Authorization. Borrower authorizes Bank, if and to the extent any payment due to Bank hereunder is not otherwise made when due, to debit Borrower’s demand deposit or savings account with Bank or Bank’s affiliates (as if Bank and its affiliates were one and the same entity) for the amount of any payment required to be made by Borrower to Bank pursuant to this Agreement or any Document (including, without limitation, obligations to pay principal, interest, penalties, fees, costs and expenses under and in connection with any Loan); provided, that Borrower shall remain liable in accordance with the terms of this Agreement or any Document, as applicable, if the balance in such account is not sufficient to pay the full amount of any payment on the due date thereof.

3.    REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby represents and warrants to Bank as follows at each time it enters into a transaction with Bank:

3.1.    Due Incorporation; Good Standing. Borrower is a partnership, corporation or limited liability company, as the case may be, duly organized and validly existing under the laws of the state of its incorporation or organization, and is properly licensed and in good standing in, and where necessary to maintain Borrower’s rights and privileges has complied with the fictitious name statute of, every jurisdiction in which Borrower is doing business.

3.2.    Corporate Power; Authorization. The execution, delivery and performance of this Agreement and any Document are within Borrower’s powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization documents of Borrower or any agreement, instrument or document to which Borrower is a party or by which Borrower or any of its Property is bound or affected.

3.3.    Government Action. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Body is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any Document, except as may have been obtained and certified copies of which have been delivered to Bank.

3.4.    No Legal Bar. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any Document.

3.5.    Enforceable Obligation. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any Document, when executed and delivered, will be similarly legal, valid, binding and enforceable.

3.6.    Litigation. There are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened against or affecting Borrower, or its respective Properties, the adverse determination of which could affect Borrower’s financial condition or operations or could impair Borrower’s ability to perform its obligations hereunder or under any Document.

3.7.    No Default. No event has occurred and is continuing or would result from the incurring of obligations by Borrower under this Agreement or any Document which is a default under any agreement or document to which Borrower is a party, or is, or with the passing of time or giving of notice or both would become, a default under such document.

3.8.    No Conflicting Agreements. Borrower is not in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could have a material adverse effect on the business or operations of Borrower, or could impair Borrower’s ability to perform its obligations hereunder or under any Document, except as disclosed in writing to Bank.

3.9.    Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, and no tax liens have been filed and no claims are being asserted with respect to such taxes which are required to be reflected in the financial statements of Borrower and are not so reflected therein.

3.10.    Compliance with Applicable Laws. Borrower is not in violation with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body which violation could have a material adverse effect on the financial condition, operations or Property of Borrower, or could impair Borrower’s ability to perform its obligations hereunder or under any Document, except as disclosed in writing to Bank. Borrower is complying in all material respects with all applicable statutes and regulations, including applicable occupational, safety and health and other labor laws and applicable environmental laws (including, without limitation, Anti-Terrorism Laws, Anti-Corruption Laws, ERISA and Environmental Laws), of all Governmental Bodies, a violation of which could have a material adverse effect on the financial condition, operations or Property of Borrower, or could impair Borrower’s ability to perform its obligations hereunder or under any Document except as otherwise disclosed in writing to Bank. Borrower is not an “investment company” within the meaning of, or is exempt from the provision of, the U.S. Investment Company Act of 1940, as amended. Borrower, its subsidiaries, any Credit Party, and to the knowledge of Borrower, any of their respective directors or employees, or agents are in compliance with Anti-Corruption Laws and Anti-Terrorism Laws.

3.11.    No Misrepresentation. No representation or warranty contained herein or in any Document and no certificate, report or document furnished to date or to be furnished by Borrower in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained (taken as a whole) not misleading in the light of the circumstances under which made.

4.    AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees to, so long as any obligation or indebtedness to Bank remains outstanding unless Bank waives compliance in writing:

4.1.    Financial and Other Information.

(a)    Deliver to Bank as soon as available but no later than 140 days after the end of each fiscal year, a complete copy of financial statements (which shall be prepared in accordance with generally accepted accounting principles, and if required by Bank, shall be audited or reviewed by certified public accountants acceptable to Bank) of Borrower which shall include at least the balance sheet of Borrower as of the close of such year, and the statement of income and retained earnings and of changes in cash flows of Borrower for such year fairly presenting Borrower’s financial position and results of operations.

(b)    Deliver to Bank as soon as available but no later than 125 days after the end of each quarter of each fiscal year, a copy of financial statements (which shall be prepared in accordance with generally accepted accounting principles) of Borrower which shall include at least the balance sheet of Borrower as of the close of such quarter, and the statement of income and retained earnings of Borrower for such quarterly period fairly presenting Borrower’s financial position and results of operations.

4.2.    Prompt Notice. Immediately give written notice to Bank of:

(a)    all litigation affecting Borrower or any Parent as a defendant and where the amount claimed in a single litigation action is in excess of $1,000,000 or when the aggregate amount claimed in all litigation actions is in excess of $5,000,000;

(b)    any substantial dispute which may exist between Borrower or any Parent and any Governmental Body;

(c)    any default which, with the passing of time, giving of notice, or both would become an Event of Default or any Event of Default; and

(d)    any other matter which has resulted or might result in a material adverse change in Borrower’s or any Parent’s financial condition or operations or impairment of Borrower’s or any Parent’s ability to perform its obligations hereunder or under any Document.

4.3.    Maintain Existence. Maintain and preserve, its existence and all rights, privileges and franchises now enjoyed, and keep all its Properties in good working order and condition.

4.4.    Payment of Obligations. Pay all obligations, including taxes, when due, except such as may be contested in good faith by appropriate proceedings and for which Borrower has established reserves on its books which are reasonable and adequate.

4.5.    Compliance With Legal Requirements. At all times comply with all laws, rules, regulations, orders and directions (including, without limitation, Anti-Terrorism Laws, Anti-Corruption Laws, ERISA and Environmental Laws) of any Governmental Body having jurisdiction over it or its business. Borrower will not use the proceeds of any advance to purchase or carry margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System and all such proceeds will be used for lawful and proper business purposes consistent with any us of proceeds stated to Bank. Borrower will not, and will not permit any of its subsidiaries to, directly or indirectly, use the proceeds of any advance or otherwise make available such proceeds to any person or any entity, (i) for the purpose of financing the activities of, transactions with or acquiring an interest in any person or any entity that is the target of any Anti-Terrorism laws or in any country that is the subject of any Anti-Terrorism Laws; or (ii) in furtherance of an offer, payment or giving of money or anything else of value to any person or any entity in violation of Anti-Corruption laws.

4.6.    Insurance. To the extent there exists any real property security interest, maintain and keep in force, on all of its Property such insurance as is normal for the industry in which Borrower conducts its business and is satisfactory to Bank as to amount, nature and carrier, covering fire damage (including use and occupancy), public liability, product liability, property damage and workers’ compensation, and deliver to Bank upon request a schedule certified to be correct by a responsible officer of Borrower setting forth all insurance in force as of the date of such schedule.

4.7.    Books and Records. Maintain adequate books, accounts and records, and permit employees or agents of Bank at any reasonable time and as often as may reasonably be desired to inspect its properties, and to examine or audit its books, accounts and records and make copies thereof and to discuss the business, operations, properties and financial and other conditions of Borrower with officers of Borrower.

4.8.    Maintenance of Property. Maintain and preserve all of its Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

4.9.    Further Assurances. From time to time perform any and all acts and execute any and all additional document as may be reasonably requested by Bank to give effect to the purposes of this Agreement and any Document.

5.    NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, until full and final payment of all indebtedness hereunder and/or under any Document, without the prior written consent of Bank, it will not:

5.1.    Limitations on Fundamental Changes. Consummate any transaction of merger or consolidation, reorganize, spin-off, liquidate, dissolve or wind up (or suffer any reorganization, liquidation, dissolution or winding up) or convey, sell, lease, license or otherwise dispose of, in one or a series of related transactions, all or substantially all of the Property, assets or business of Borrower.

6.    EVENTS OF DEFAULT

6.1.    Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement and any Document:

(a)    Borrower shall fail to pay any principal when due under this Agreement or any Document, whether at maturity, on demand, upon acceleration or otherwise; or

(b)    Borrower shall fail to pay, when due, any amount of interest, fees, expenses, indemnity payments or any other amount payable by Borrower under this Agreement or any Document within ten (10) days of the date when such amounts are due, whether at maturity, on a specified date, on demand, upon acceleration or otherwise; or

(c)    Any representation or warranty hereunder or in any Document, Credit Instrument or in any financial statement furnished to Bank shall prove to have been false or misleading in any material respect when made or when deemed to have been made; or

(d)    Borrower or any Parent shall fail to pay its debts generally as they come due, or shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

(e)    An involuntary petition shall be filed under any bankruptcy statute against Borrower, its Parent or any guarantor or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) shall be appointed to take possession, custody or control of any Property of Borrower or any Parent, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 30 days from the date of said filing or appointment; or

(f)    All, or such as in the opinion of Bank constitutes substantially all, of the Properties of Borrower or any Parent shall be condemned, seized or appropriated; or

(g)    Borrower shall materially breach, or default under, any other term, condition, provision or covenant contained in this Agreement or any Document; or

(h)    Any Parent of Borrower shall, directly or indirectly, dispose any of the currently held stock in Borrower with the result that the Parent no longer has more than 50% direct or indirect ownership in the Borrower; or

(i)    Borrower shall materially breach or default under, any term, condition, provision or covenant contained in any agreement to which it is a party; or

(j)    Any judgment or order for the payment of money in excess of $30,000,000 is rendered against Borrower or any Parent and such judgments or order is not satisfied, and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(k)    The execution, delivery, or performance of any Credit Instrument, shall violate any applicable law, regulation or order, or any Credit Instrument shall become unenforceable, or be renounced by Borrower or any Parent; or

(l)    The occurrence of any event which could have a material adverse effect upon Borrower or any Parent, or could impair Borrower’s ability to perform its obligations hereunder, or under any Document, or any Parent’s ability to perform its obligations under any Credit Instrument

6.2.    Remedies. Upon the occurrence of any Event of Default, Bank may in its sole and absolute discretion declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and/or any Document to be due and payable forthwith, whereupon the same will immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Document to the contrary notwithstanding. The foregoing remedy is in addition to any and all other remedies available to Bank under any Document, at law or in equity.

7.    MISCELLANEOUS

7.1.    Notices. Any communications between the parties hereto or notices or requests provided herein to be given may be given by personal delivery by mailing the same, postage prepaid, or by telecopier, to each party at its address set forth on the signature pages hereof, or to such other addresses as each party may in writing hereafter indicate. All such notices and communications shall be deemed received (a) if personally delivered, upon delivery, (b) if sent by first-class mail, on the third business day following deposit in the mails, (c) if sent by overnight mail or courier, on the succeeding business day following deposit with the carrier; or (d) if sent by telecopier, on the business day following the sending of such notice or communication.

7.2.    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns: provided, however, that Borrower shall not assign this Agreement or any of its rights hereunder without the prior written consent of Bank.

7.3.    Participations and Right of Setoff. Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other Person (a “Participant”) all or part of the indebtedness of Borrower outstanding under this Agreement and/or any Document. Bank may disclose confidential information regarding Borrower to any Participant or prospective Participant. Borrower hereby authorizes Bank and each such Participant, in case of an Event of Default by Borrower hereunder, to proceed directly, by right of setoff, banker’s lien, or otherwise, against any assets of Borrower which may at the time of such an Event of Default be in the hands of Bank or any such participant.

7.4.    Setoff. In addition to any rights and remedies provided to Bank by law, upon the occurrence of a default in connection with the Loans and the acceleration of Borrower’s obligations in connection with the Loans, Bank shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower, to the extent permitted by applicable law, to setoff and apply against any of Borrower’s indebtedness, to the extent matured and fixed, to Bank in connection with the Loans, any and all of Borrower’s deposits (including, without limitation, general or special, time or demand, provisional or final deposits) at any time held by Bank and any other amount owing from Bank to Borrower at or at any time after the happening of any such default, and such right of setoff may be exercised by Bank against Borrower or against Borrower’s trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, receiver and manager, liquidator, custodian, any execution, judgment or attachment creditor or any other person or entity claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, receiver and manager, liquidator, custodian, execution, judgment or attachment creditor or other person or entity, notwithstanding the fact that such right of setoff shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Borrower of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, receiver and manager, liquidator or the issuance of an execution, subpoena, order or warrant.

7.5.    Indemnity. Borrower agrees to indemnify, defend, reimburse and hold harmless Bank and each of its affiliates, and all the directors, officers, employees, agents, legal counsel and advisors of Bank (each, an “Indemnified Party”) from and against all claims, actions, proceedings, suits, damages, losses, liabilities, costs and expenses, including the fees and out-of-pocket expenses of counsel which may be incurred by or asserted against any Indemnified Party in connection with, or arising out of, or relating to any transaction or proposed transaction (whether or not consummated), contemplated by this Agreement or any Document.

7.6.    Disclosure Authorization. In the event Borrower establishes, or has established, and maintains any Account with UB, Borrower hereby irrevocably acknowledges and agrees that (a) Bank shall have unlimited access to, or shall be provided by UB with, any and all information regarding or related to any Account, including without limitation, any confidential financial information which UB may have in its possession; and (b) Bank shall have the authority to release to UB, any and all information regarding or related to any transaction between Bank and Borrower, including without limitation, any confidential financial information which Bank may have in its possession.

7.7.    Failure or Delay Not a Waiver, Amendment. No delay or omission by Bank to exercise any right under this Agreement or any Document shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement or any Document shall be deemed a waiver of any other breach or default. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Bank.

7.8.    Costs and Expenses. Borrower agrees to pay on demand: (i) all reasonable costs, expenses and attorneys’ fees incurred by Bank in connection with the collection or enforcement of this Agreement or any Document in the nature of a “work-out” or any insolvency or bankruptcy proceedings; and (ii) all reasonable fees and disbursements of Bank incurred in connection with the negotiation, preparation, production and administration of this Agreement or any Document, or any amendment, modification, supplement, waiver or consent hereof or thereof.

7.9.    Entire Agreement. This Agreement and any Document integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

7.10.    Conflict. In the event of a conflict between a term or provision of this Agreement and a term or provision of a Document (irrespective of the timing of the execution of this Agreement or such Document), the term or provision of the Document shall control.

7.11.    Governing Law, Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. The Borrower hereby expressly submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California, in any action arising out of or in connection with any Document and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court.

7.12.    Severability of Provisions. The illegality or enforceability of any provision of this Agreement or any Document shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any Document.

7.13.    Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

7.14.    Borrower Identification. To help the government fight the funding of terrorism and money laundering activities, Federal law (USA Patriot Act) requires all financial institutions to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:	BORROWER:
SiTime	The Bank of Tokyo-Mitsubishi UFJ, Ltd., Los Angeles Branch 445 South Figueroa Street, Suite 2700 Los Angeles, California 90071
a Delaware corporation

By:	/s/ Rajesh Vashist
Authorized Signature(s)

		By:	/s/ Lori Gardea
Rajesh Vashist			Authorized Signature(s)
Name(s)
Lori Gardea
CEO		Name
Title(s)

Managing Director
Address:	990 Almanor Ave.	Title
Sunnyvale CA 94005

Attention:

Attention:	Telephone:	213-488-3700

Telephone:	Telecopier:	213-488-3875

Telecopier: